Filed Pursuant to Rule 433

Registration Statement No. 333-103659

April 26, 2006

Discover long-term value.

We, MGE Energy, Inc., have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from us by calling 252-4744 (from Madison, Wisconsin) or 1-800-356-6423 (within Continental United States).

Contact Shareholder Services at:

MGE Energy, Inc.

Shareholder Services Department

Post Office Box 1231

Madison, WI 53701-1231

252-4744 (in Madison) or 1-800-356-6423

e-mail: investor@mgeenergy.com

mgeenergy.com

Invest in a company you know

MGE Energy, Inc. (MGEE) is the holding company that owns Madison Gas and Electric (MGE) and other related businesses. MGE serves the energy needs of south-central Wisconsin.

Investing in MGEE is simple and convenient

MGEE offers a Direct Stock Purchase and Dividend Reinvestment Plan.

Below, you’ll find answers to commonly asked questions about the Plan.

Q.

How can I purchase shares of MGEE Common Stock?

A.

Shares may be purchased through the company via a Direct Stock Purchase and Dividend Reinvestment Plan or via traditional stock brokerage.

Q.

What is the Direct Stock Purchase and Dividend Reinvestment Plan?

A.

The Plan makes investing in MGEE convenient and affordable. Investors can purchase shares directly through the company with minimal or no brokerage fees, reinvest dividends or receive cash payments, deposit MGEE certificates for safekeeping and make regular additional investments via electronic funds transfer.

Q.

What are the major features of the Plan?

A.

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Minimum initial investment of $250 or 12 monthly payments of at least $25 paid via automatic cash draft from your checking or savings accounts.

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Custodial accounts for children may be opened with $50

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Subsequent investments of as little as $25

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Option to reinvest all or a portion of common stock dividends in additional shares of common stock

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Cash dividend payments on any or all shares of common stock by check or electronic deposit to a designated account

Q.

Are there any fees or broker commissions to participate in the Plan?

A.

There are no administrative fees to purchase shares. Brokerage fees are nominal. When you sell shares through the Plan, an administrative fee of $10 plus brokerage fees will be charged. Please see the prospectus for more information.

Q.

What is the next step in becoming a plan participant?

A.

Carefully review the prospectus. Then fill out an enrollment form and return it to MGEE.